Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Amendment No.2 to Form F-1 (File No. 333-282048) of our report dated October 28, 2022 with respect to our audit of the consolidated financial statements of Recon Technology, Ltd and Subsidiaries as of June 30, 2022 and for the year ended June 30, 2022, which is included in the Annual Report on Form 20-F for the year ended June 30, 2024, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

We were dismissed as auditors on February 1, 2023 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements included in Form 20-F for the periods after the date of our dismissal.

/s/ Friedman LLP

New York, New York

April 28, 2025